[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.13

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into this 6 day of June, 2003 (the “Effective Date”), by and between TEAMM PHARMACEUTICALS, INC. (“TEAMM”) and MIKART, INC. (“Mikart”). Mikart is a Georgia corporation with its principal place of business at 1750 Chattahoochee Avenue, Atlanta, Georgia 30318. TEAMM is a Florida corporation with its principal place of business at 3000 Aerial Center Parkway, Suite 110, Morrisville, North Carolina 27560.

BACKGROUND:

Subject to the terms and conditions contained in this Agreement, TEAMM desires to engage Mikart to manufacture the “Products” (as hereinafter defined) for commercial distribution by TEAMM, and Mikart desires to accept such appointment.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, Ten Dollars ($10.00) in hand paid, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following words, terms and phrases, when used herein, shall have the following respective meanings:

1.1 “Batch” shall mean the quantity of 1,100,000 tablets of the Products.

1.2 “Contract Year” shall mean a twelve (12) consecutive month period after the Qualification Date and during the Term of this Agreement. The first Contract Year shall commence as of the Qualification Date, and subsequent Contract Years shall commence on each anniversary of the Qualification Date.

1.3 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

1.4 “Health Registrations” shall mean the Abbreviated New Drug Application issued by the FDA with respect to the Products and any other governmental or regulatory consents, registrations, approvals or permits necessary to sell or manufacture the Products in the Territory or elsewhere as may become necessary in accordance with Section 2.4 hereof.

1.5 “Products” shall mean [*]

1.6 “Qualification Date” shall mean the date on which Mikart satisfactorily completes its validation and testing pursuant to Article 2 of this Agreement such that it becomes authorized to begin manufacturing the Products under the Health Registrations in accordance with the terms of this Agreement.

1.7 “Specifications” shall mean the specifications for the manufacturing, packaging and labeling of the Products described on Exhibit A attached hereto and incorporated herein by reference.

1.8 “Territory” shall mean the United States of America and its territories and such other locations as may be designated by the parties hereto pursuant to Section 2.4.

ARTICLE 2

VALIDATION, TESTING AND HEALTH REGISTRATIONS

2.1 Validation. TEAMM and Mikart acknowledge and agree that Mikart must validate three (3) Batches of the Products prior to selling any of the Products to TEAMM. Mikart shall conduct such validation on three (3) Batches of the Products and, thereafter, TEAMM shall be obligated to purchase such Batches in accordance with the terms of this Agreement. Such Batches shall be a part of, and shall be applied to, TEAMM’s minimum purchase requirements within the first Contract Year.

2.2 Testing. Upon its successful completion of the validations described in Section 2.1, Mikart shall conduct stability testing on the Products as required by federal law. All of Mikart’s costs incurred in connection therewith shall be periodically billed to and paid by TEAMM on a quarterly basis.

2.3 Health Registrations. Mikart shall own the Health Registrations in its own name and shall maintain the same in full force and effect at all times during the Term of this Agreement.

2.4 Additional Locations. In the event TEAMM desires to market, distribute or sell the Products in any location not set forth in Section 1.8 (or previously designated pursuant to this Section 2.4), then Mikart shall, at TEAMM’s request, cooperate in good faith with TEAMM to obtain any Health Registrations necessary or appropriate therefore (and TEAMM shall pay all of Mikart’s reasonable out-of-pocket expenses therefore); provided, however, TEAMM shall not market, distribute or sell any Products in such locations unless and until such Health Registrations are obtained.

ARTICLE 3

MANUFACTURE

3.1 Exclusivity. Subject to the terms and conditions contained herein, Mikart shall not manufacture, package or sell any product with an identical formulation to the Products for any person or entity other than TEAMM from and after the Qualification Date and throughout the remainder of the Term of this Agreement (the “Manufacturing Period”), and TEAMM shall purchase exclusively from Mikart all of TEAMM’s requirements of the Products during the Term of this Agreement. TEAMM hereby agrees that, in the event it desires to enhance, extend or otherwise modify the Products during the Term of this Agreement, it shall offer the right of first refusal to Mikart to be the sole manufacturer thereof (on commercial terms other than price substantially similar to those contained herein). Nothing contained herein shall be deemed in any way to preclude Mikart from manufacturing, packaging or selling any products on behalf of any person or entity where the formulation for such products differs from the formulation for the Products. During the Term of this Agreement, Mikart shall not sell or transfer the Products to any third party without written consent of TEAMM.

3.2 Limited Warranties. Mikart hereby represents and warrants to TEAMM that the Products when manufactured and sold to TEAMM hereunder shall conform to the Specifications. In addition, Mikart represents and warrants to TEAMM that Mikart, in its manufacture of the Products, shall comply with all applicable federal, state and local laws, rules and regulations in the Territory, including without limitation the current Good Manufacturing Practices as published and amended from time to time by the FDA, and Mikart’s manufacturing and storage facilities shall comply with all applicable federal, state and local laws, rules and regulations in the Territory. EXCEPT AS SET FORTH IN THIS SECTION 3.2 AND SECTION 9.1, MIKART MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND MIKART HEREBY SPECIFICALLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. With respect to each Batch of the Products manufactured hereunder, this Section 3.2 shall remain effective until the expiration date noted on such Products.

3.3 Quality Control.

(a) Mikart shall perform quality control testing on the Products in accordance with normal industry standards to determine whether such Products conform to the Specifications. Contemporaneously with each shipment of Products hereunder, Mikart shall provide TEAMM with a certificate of analysis with respect to such Products. In addition, Mikart shall perform, at TEAMM’s expense, any and all other testing relating to the Products which is reasonably requested by TEAMM to confirm that such Products meet the Specifications and promptly provide TEAMM with the results thereof.

(b) In addition, Mikart shall be responsible for conducting an ongoing stability program for the Products as required by federal law.

(c) Mikart shall, upon the reasonable request of TEAMM, assay any Products returned to TEAMM by a third party purchaser. TEAMM shall reimburse Mikart for the costs of any such assay unless the results thereof prove the cause of return is as a result of Mikart’s negligence or willful misconduct or the failure of such Products to comply with the limited warranties contained in Section 3.2 hereof.

(d) In the event that any Batch is subject to a recall, TEAMM, at its expense, shall conduct the recall, except that Mikart shall reimburse TEAMM for the costs of such recall (including reimbursing TEAMM for the Products at the invoice prices paid by TEAMM therefore) in the Territory to the extent such recall results from the failure of the Products to comply with the limited warranties contained in Section 3.2 hereof.

(e) Each party hereto shall promptly notify the other of any recall of Products which has been directed by it or by any governmental or regulatory entity or agency for any reason whatsoever. Such notice shall identify the reason for the recall and all relevant details thereof.

(f) Each party hereto shall promptly deliver to the other a copy of all notices received by it from the FDA during the Term of this Agreement relating to the manufacture, packaging, storage or sale of the Products.

(g) Upon the reasonable advance request of TEAMM, Mikart shall permit a representative of TEAMM to inspect its facilities where the Products are manufactured, packaged and stored, provided such representative first executes a copy of Mikart’s standard visitor confidentiality agreement.

3.4 Packaging and Labeling Materials. Mikart shall order from time to time, at TEAMM’s request and expense, labels, package inserts and other packaging materials (the “Labeling Materials”) in sufficient quantities to permit the packaging of the Products ordered by TEAMM from time to time hereunder.

ARTICLE 4

ORDERS AND SALES

4.1 Forecasts. Commencing on the Qualification Date, and thereafter at least thirty (30) days prior to the commencement of each calendar quarter, TEAMM shall provide Mikart with a non-binding, rolling twelve (12) month forecast of its requirements for the Products.

4.2 Purchase Orders. TEAMM shall place its orders for the Products no later than ninety (90) days prior to the requested delivery date using separately numbered, written purchase orders. Each purchase order must be for one or more full Batches (provided TEAMM shall have the right to specify the size packaging requirements of each order from among 100 or 500 tablet bottles and any other package sizes agreed to by the parties hereto). Purchase orders shall be transmitted to Mikart via U.S. mail, private courier, or facsimile transmission. Each purchase order shall include complete and accurate information with respect to the requested Products, quantity, sizes, shipment dates, and shipment method and delivery destination. Subject to this Section 4.2, Mikart shall ship Products within five (5) days after the requested shipment date in the corresponding purchase order. Mikart shall promptly notify TEAMM upon its receipt of any purchase orders containing shipment dates which need to be rescheduled, and Mikart and TEAMM shall work together in good faith to schedule a new shipment date for such order (which shall not be later than thirty (30) days after the date requested by TEAMM). In addition, TEAMM may postpone a requested shipment date by providing Mikart at least sixty (60) days prior written notice thereof.

4.3 Minimum Purchase. During each Contract Year, TEAMM shall purchase from Mikart the following minimum amount of Products:

Contract Year	Minimum Amount
1	[*] 100 tablet bottles
2	[*] 100 tablet bottles
3	[*] 100 tablet bottles
4	[*] 100 tablet bottles
5	[*]0 tablet bottles

ARTICLE 5

PRICES, TERMS OF PAYMENT

5.1 Price. The prices to be paid for the Products by TEAMM to Mikart for shipments made during the first year after the Effective Date shall be as follows:

Price		Size
$	[*]	Sample 1’s
$	[*]	100 tablet bottles
$	[*]	500 tablet bottles

5.2 Price Adjustments. Mikart shall have the right to increase the prices charged for the Products pursuant to Section 5.1 hereof during each year after the Effective Date to reflect any increase in the costs of goods or services necessary to manufacture the Products (“Total Product Costs”). Mikart shall use its reasonable efforts to prevent any such cost increases from occurring. In the event that Mikart seeks to increase the prices charged for the Products pursuant to Section 5.1 hereof by more than five percent (5%) during any one (1) year after the Effective Date to reflect an increase in Total Product Costs, Mikart shall provide written notice to

TEAMM explaining the reason(s) for such additional price increase prior to any price increase becoming effective.

5.3 Payment Terms. Mikart shall invoice TEAMM for the price of the Products sold at the time of shipment, and TEAMM shall pay each such invoice within thirty (30) days after its receipt thereof.

ARTICLE 6

SHIPPING DEFECTS, RETURNS

6.1 Shipping. Mikart shall ship all Products ordered hereunder to TEAMM f.o.b. Mikart’s manufacturing facility, at which point title and the risk of loss for such Products shall pass to TEAMM. Mikart shall ship the Products to the location designated by TEAMM on its purchase order. The parties agree that the method and route of shipment are at Mikart’s discretion unless TEAMM furnishes Mikart explicit instructions with the purchase order. TEAMM agrees to pay all costs of shipping and any costs of freight insurance obtained by Mikart at the request of TEAMM. Mikart agrees to provide reasonable support to assist TEAMM in pursuing any claims it may have against carriers.

6.2 Notification of Defects. TEAMM shall notify Mikart in writing as soon as reasonably practicable after delivery to TEAMM of any non-conforming Products containing obvious defects in such Products discoverable without affecting the integrity of such Product’s packaging (but in any event within twenty (20) days after delivery) and within thirty (30) days of the earlier of its discovery or its notification by a third party of any latent defects. TEAMM shall be responsible for its costs to inspect all Products.

6.3 Returns. Mikart shall accept for return and replacement or credit (at invoiced cost) any Products sold to TEAMM under this Agreement which does not conform with the limited warranties set forth in Section 3.2 and for which proper notice has been given in accordance with Section 6.2, provided TEAMM obtains prior shipping authorization from Mikart. All returns of Products with obvious defects must be in the original manufactured condition. Mikart shall pay reasonable return freight and shipping charges.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. Unless earlier terminated in accordance with the provisions hereof, the Term of this Agreement shall commence on the Effective Date and shall thereafter continue in effect until the fifth (5th) anniversary of the Qualification Date (the “Initial Term”). At the end of the Initial Term and each subsequent “Renewal Term” (as hereinafter defined), the Term of this Agreement shall be automatically renewed and extended for a one (1) year period (a “Renewal Term”), unless either party delivers a written termination notice to the other party at least six (6) months prior to the end of the Initial Term or the then current Renewal Term, as the case may be. For purposes hereof the Initial Term and any Renewal Terms are sometimes referred to collectively herein as the “Term.”

7.2 Termination. Either party may terminate this Agreement on written notice to the other party, effective immediately if:

(a) the other party commits a material breach of any of its obligations hereunder which is not cured within sixty (60) days of written notice from the other party specifying the breach;

(b) the other party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or has a petition under any bankruptcy or insolvency law filed against it which is not dismissed within sixty (60) days; or

(c) the Qualification Date has not occurred within two (2) years after the Effective Date.

Such right of termination shall be in addition to any other remedy a non-defaulting party may have at law or in equity due to the other party’s breach of is obligations hereunder.

7.3 Post-Termination Restrictions. Upon any expiration or termination of this Agreement (other than by TEAMM pursuant to Section 7.2), TEAMM shall grant Mikart at least sixty (60) days to produce all open orders in house in accordance with the conditions of the open orders and this Agreement. In the event TEAMM terminates this Agreement pursuant to Section 7.2, and upon the request of TEAMM, Mikart shall provide TEAMM with reasonable assistance in locating or establishing a new manufacturer for the Products. In addition to the foregoing, in the event that TEAMM terminates this Agreement pursuant to Section 7.2(b) hereof, Mikart shall, subject to applicable law, transfer to TEAMM all of Mikart’s right, title, and interest in and to the Health Registrations, at a price equal to the fair market value of same, as determined by an independent appraiser selected by Mikart.

7.4 Changed Circumstances. In the event that the market for the Products materially changes or either party, in good faith, believes that a material change in such party’s circumstances beyond their control has occurred which materially affects its ability to perform its obligations pursuant to this Agreement, the parties hereto shall, in good faith, negotiate towards mutually acceptable revisions to this Agreement to address the impact of such material changes; provided, however, the terms of this Agreement shall continue in full force and effect unless and until the parties hereto agree otherwise. Should Mikart not be able to manufacture the product for any ninety (90) consecutive day period, Section 3.1 of this Agreement shall no longer be of any force or effect and TEAMM shall be relieved of its obligations pursuant to Section 4.3 hereof.

7.5 Force Majeure. The failure of either of the parties hereto to perform any obligation under this Agreement solely by reason of any cause beyond its control (and due to no fault of its own), including, without limitation, acts of God, acts of government, riots, wars, strikes and accidents in transportation, shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from complying herewith shall continue to take all actions within its power, including payment of outstanding invoices, to comply as fully as possible herewith.

7.6 Special Termination. Notwithstanding anything else contained herein to the contrary, in the event TEAMM fails in any Contract Year to meet its minimum purchase requirements set forth in Section 4.3 hereof for any reason other than a breach of this Agreement by Mikart, then Mikart shall have the right to terminate this Agreement effective immediately by delivering written notice thereof to TEAMM.

7.7 Post-Termination Obligations. Notwithstanding anything else contained herein to the contrary, following any termination or expiration of this Agreement:

(a) TEAMM shall purchase from Mikart (at Mikart’s cost therefore) all of Mikart’s remaining inventory of the Products; and

(b) Subject to Section 7.3 hereof, Mikart shall have no further rights to use any of the TEAMM Intellectual Property.

ARTICLE 8

INDEMNIFICATION AND INSURANCE

8.1 Indemnification. Mikart hereby indemnifies and agrees to defend and hold TEAMM harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) incurred by TEAMM as a result of any breach of this Agreement by Mikart or the failure of the Products to comply with the limited warranties set forth in Section 3.2 hereof or Mikart’s gross negligence or willful misconduct. TEAMM hereby indemnifies and agrees to defend and hold Mikart harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) incurred by Mikart as a result of any breach of this Agreement by TEAMM, the storage, sale or distribution of the Products by TEAMM, the provision by TEAMM of any representations, warranties, instructions or warnings regarding the Products, their proper use or the risks or dangers associated therewith other than those set forth on the Labeling Materials supplied by Mikart, or TEAMM’s gross negligence or willful misconduct.

8.2 Insurance. Each party hereto shall maintain with a financially sound and reputable insurer throughout the Term of this Agreement comprehensive general liability insurance, including, without limitation, product liability insurance with liability limits of at least

$3,000,000 per occurrence and in the aggregate. Each party hereto shall also name the other party as an additional insured party on its policy and provide the other party with such evidence thereof as is reasonably requested by the other party from time to time.

ARTICLE 9

WARRANTIES AND REPRESENTATIONS OF THE PARTIES

9.1 Additional Representations and Warranties of Mikart. Mikart hereby additionally represents and warrants to TEAMM the following:

(a) Mikart is a corporation duly organized and existing in good standing under the laws of the State of Georgia;

(b) There are no material adverse claims pending or, to the best of Mikart’s knowledge, threatened against Mikart by any entity with respect to the Products;

(c) Mikart is neither a party to nor otherwise bound by any agreement or instrument which prohibits or prevents it from performing its obligations under this Agreement; and

(d) Mikart’s manufacturing, packaging and storage facilities comply in all material respects with all applicable federal, state and local laws, rules and regulations in the Territory.

9.2 Representations and Warranties of TEAMM. TEAMM hereby additionally represents and warrants to Mikart the following:

(a) TEAMM is a corporation duly organized and existing under the laws of the State of Florida;

(b) There are no material adverse claims pending or, to the best of TEAMM’s knowledge, threatened against TEAMM by any entity with respect to any of its products or business;

(c) TEAMM is neither a party to nor otherwise bound by any agreement or instrument which prohibits or prevents it from performing its obligations under this Agreement; and

ARTICLE 10

CONFIDENTIALITY AND NONSOLICITATION OF PERSONNEL

10.1 Confidentiality. Each party hereto acknowledges that it has been and shall be exposed to certain “Confidential Information” and “Trade Secrets” (both as hereinafter defined)

of the other party in connection with the transactions contemplated by this Agreement and that its unauthorized use or disclosure of such information or data could cause immediate and irreparable harm to such other party. Accordingly, except to the extent that it is necessary to use such information or data to perform its obligations under this Agreement, neither party shall, without the express prior written consent of the other party, redistribute, market, publish, disclose or divulge to any person or entity, or use or modify for use, directly or indirectly, in any way for any person or entity: (a) any of the other party’s Confidential Information during the Term of this Agreement and for a period of three (3) years after any expiration or termination of this Agreement; and (b) any of the other party’s Trade Secrets at any time during which such information constitutes a trade secret under applicable law. For purposes hereof, “Confidential Information” shall mean all competitively sensitive, non-public information (other than “Trade Secrets”) of or about a party which is not generally known by or available to such party’s competitors, and “Trade Secrets” shall mean “Trade Secrets” as defined under applicable law. This Section 10.1 supersedes and replaces any prior confidentiality agreements between the parties, all of which are hereby terminated, and each of which shall hereafter be null and void and of no further force or effect notwithstanding any provision contained therein to the contrary including, without limitation, any provisions related to any surviving obligations of the parties.

10.2 Nonsolicitation of Personnel. Neither party hereto shall, without the prior written consent to the other party, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any “key or material” employee, consultant, contractor or personnel of such other party to terminate, alter or lessen his or her affiliation with such other party at any time during the Term of this Agreement and for a period of one (1) year thereafter.

ARTICLE 11

ARBITRATION OF DISPUTES

All disputes arising out of or in connection with the interpretation, application or enforcement of this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted in a mutually acceptable location of approximately equal geographic distance from the addresses of the parties first above written, pursuant to the commercial arbitration rules of the American Arbitration Association in effect at the time the arbitration is commenced. The decision of the arbitrators, which may include interest, shall be final and binding on the parties hereto and may be entered and enforced in any court of competent jurisdiction by any party. The arbitration shall be pursued and brought to conclusion as rapidly as possible. The prevailing party in the arbitration proceeding shall be awarded reasonable attorneys’ fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with such proceeding, unless the arbitrators shall for good cause determine otherwise.

ARTICLE 12

NOTICES

12.1 Delivery. All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

If to Mikart:	Mikart, Inc.
1750 Chattahoochee Avenue
Atlanta, Georgia 30318
Attention: Miguel I. Arteche, Chairman and CEO

If to TEAMM:	TEAMM Pharmaceuticals, Inc.
Suite 110
3000 Aerial Center Parkway Morrisville, NC 27560 Attention: Martin G. Baum, President & Chief Executive Officer

12.2 Effective Time. Notices delivered pursuant hereto shall be deemed given: (a) at the time delivered, if personally delivered; (b) at the time received, if mailed; and (c) one (1) business day after timely delivery to the courier, if by overnight courier service.

12.3 Changes. Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Article 12.

ARTICLE 13

MISCELLANEOUS

13.1 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement.

13.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

13.3 Governing Law. This Agreement shall be governed by, and any matter or dispute arising out of this Agreement shall be determined by, the laws of the State of Georgia,

interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

13.5 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Agreement. This Agreement may be modified or amended only in writing signed by both parties which expressly refers to this Agreement and states an intention to modify or amend it. No such amendment or modification shall be effected by use of any purchase order, acknowledgment, invoice or other form of either party and in the event of conflict between the terms of this Agreement and any such form, the terms of this Agreement shall control.

13.6 Notices. Any notice or payment required or permitted hereunder shall be in writing and sent by certified mail, overnight express, or personally delivered, addressed to the party to receive the notice as set out below.

13.7 No Assignment. Neither party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

13.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns.

13.9 Interpretation. This Agreement was fully negotiated by both parties hereto and shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

13.10 No Consequential Damages. Neither party to this Agreement shall have any liability to the other party for any consequential or indirect damages arising out of any breach of this Agreement, including, without limitation, loss of profit, loss of use or business stoppage.

13.11 Further Assurances. Upon the reasonable request of the other party, each party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

“Mikart”

MIKART, INC.

By:	/s/ Miguel I. Arteche
Miguel I. Arteche, Chairman and CEO

“TEAMM”

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Martin G. Baum
Martin G. Baum, President & Chief Executive Officer

Exhibit A

MIKART, INC.

FINISHED PRODUCT SPECIFICATIONS/SUBMISSION FORM

[*]